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                                                                    Exhibit 23.6





         Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated






            We hereby consent to the use of our opinion letter dated March 26, 2001 to the Board of Directors of ALZA Corporation included as Annex 4 to the Proxy Statement/Prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 relating to the proposed merger of ALZA Corporation with and into Johnson & Johnson and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary", "The Merger-Background to the Merger", "The Merger-Reasons for the Merger and Recommendation of the ALZA Board of Directors" and "The Merger-Opinions of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated". In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                           MERRILL LYNCH, PIERCE, FENNER &
                                                 SMITH INCORPORATED


                                           By: /s/ James J. Karrels
                                              --------------------------------
                                               James J. Karrels
                                               Vice President





May 12, 2001